EXHIBIT 10.27

DATED 14 JUNE 2000

(1) INHOCO 2059 LIMITED

(2) GRAHAM BENNINGTON

SERVICE AGREEMENT

EVERSHEDS

Cloth Hall Court

Infirmary Street

Leeds LS 1 2JB

Tel: 0113 243 0391

Fax: 01132456188

THIS AGREEMENT is made on 14 June 2000 BETWEEN

(1) INHOCO 2059 Limited (registered number 3978230) whose registered office is at PO Box 18, Wayzgoose Drive, Derby DE21 6XL (“the Company”); and

(2) GRAHAM BENNINGTON of Ings House, The Green, Ellerker, Brough HU15 2DP (“the Executive”).

1.	MEANING OF WORDS USED

In this Agreement the following expressions have the following meanings:

“Acquisition Agreement” the agreement dated 14 June 2000 for the sale and purchase of the businesses of the Henry Booth Group, Bemrose Security Printing and Bemrose Promotional Products, and HBG International Inc, and made between (1) Bemrose UK Limited (2) HBG International Inc (3) The Henry Booth Group Limited (4) INHOCO Corporation and (5) Bemrose Corporation plc

“Board” the Board of Directors of the Company from time to time

“Commencement Date” the date of Completion

“Completion” means Completion as defined in the Acquisition Agreement

“Critical Person” any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company

“Group” the Company and any holding company for the time being of the Company or any subsidiary for the time being of the Company or of any such holding company (as defined in section 736 of the Companies Act 1985 as amended)

“Group Company” any company in the Group.

“Investment Agreement” the agreement dated 14 June 2000 for investment in the company and made between (1) the Company (2) G. Bennington, A Lindsey and M Smith and (3) Lloyds TSB Development Capital Limited, LDC Co-Investment Plan 2000 “A” and LDC Co-Investment Plan 2000 “B”

“Investor Director” the non executive director of the Company appointed pursuant to clause 6.1 of the Investment Agreement

“Relevant Customer” any person, firm company or organisation who or which at any time during the Relevant Period is or was: (a) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or (b) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or (c) in the habit of dealing with the Company or any Relevant Group Company for the sale of supply of Relevant Products or Services, and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the Relevant Period in the course of his employment hereunder

“Relevant Group Company” any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for which he has had management responsibility at any time during the Relevant Period

“Relevant Period” the period of 12 months immediately before the Termination Date

“Relevant Products or Services” products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period and with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge during the Relevant Period in the course of his employment hereunder

“Termination Date” the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination

“Restricted Territory” any area or territory in which the Executive worked or to which the Executive was assigned by the Company or any Relevant Group Company at any time during the Relevant Period.

2.	PREVIOUS AGREEMENTS

2.1	This Agreement and the rights and obligations of the parties are conditional on Completion. To the extent Completion does not occur (in accordance with the terms of the Acquisition Agreement) all liabilities of the parties hereunder will cease and determine and neither party will have any claim against the other.

2.2	Provided the condition in clause 2.1 is satisfied. this Agreement contains the entire and only agreement “and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements (whether written, oral or implied) between the Company or any Group Company and the Executive relating to the Executive’s services all of which will be deemed to have terminated by consent with effect from the Commencement Date.

3.	TITLE AND NOTICE

3.1	The Company will employ the Executive as Chief Executive of the Company on the terms and conditions of this Agreement from the Commencement Date unless and until this Agreement is terminated by either party giving the other at least twelve months’ written notice.

3.2	Notwithstanding the provisions of clause 3.1 the Executive’s employment will terminate automatically on his 60th birthday.

3.3	The Executive’s continuous employment with the Company for the purposes of the Employment Rights Act 1996 commenced on 1 September 1977. No employment with a previous employer counts as part of the Executive’s period of continuous employment.

4.	DUTIES

4.1	The Executive will carry out the duties and functions, exercise the powers and comply with the instructions assigned or given to him from time to time by the Board. Except when prevented by illness, accident or holiday, the Executive will devote all of his working time to the affairs of the Company and where appropriate the Group and do his best to promote their interests provided that the Bo3:I:d may at any time for any reason require the Executive to cease performing and exercising all or any of his duties, functions or powers.

4.2	The Executive will if and so long as he is so required by the Company carry out duties for and/or act as director, officer or employee of any other Group Company.

5.	PLACE OF WORK

5.1	The Executive will perform his duties principally at the head office of the Company or any other place of business of the Company or of any Group Company as the Company reasonably requires and it is a condition of the Executive’s employment that he complies with any such requirement. The Executive will not be required to go to or reside anywhere outside the United Kingdom except for occasional visits in the ordinary course of his duties.

6.	HOURS OF WORK

The Company’s normal office hours are from 8:45 am to 4:45 pm Monday to Thursday and 8:45 am to 4:30 pm Friday but the Executive will be required to work outside these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. .

7.	REMUNERATION

7.1	The Company will pay the Executive with effect from the Commencement Date an annual salary (inclusive of any director’s fees) of £135,OOO (or any higher rate notified to him by the Board). Salary will accrue from day to day and be payable in arrears by equal monthly installments on the last day of each month.

7.2	The Executive’s salary will be reviewed annually by the Board in its absolute discretion on or about 1 January (such review commencing on 1 January 2001 or the first business day thereafter). The salary referred to in clause 7.1 will be inclusive of any director’s fees to which the Executive may be entitled as a director of the Company or of any Group Company.

7.3	At the absolute discretion of the Board, the Executive may be allowed to participate in such bonus scheme or schemes as the Company operates for executives of comparable status and on such terms (including any performance targets or criteria) as the Board may determine from time to time.

Participation in any such scheme for any year does not confer on the Executive any right to participate the following year or any subsequent years.

8.	EXPENSES

The Executive will be reimbursed for all out of pocket expenses reasonably and properly incurred by him in the performance of his duties on hotel, traveling, entertainment and other similar items subject to production of satisfactory evidence of expenditure.

9.	MOTORCAR

9.1	During the Executive’s employment under this Agreement and whilst the Executive is legally entitled to drive the Company will provide for use in the performance of his duties under this Agreement a motor car in accordance with the Company’s car policy (as amended from time to time), such car to be of the Executive’s choice as approved by the remuneration committee, such committee to be chaired by the investor Director and to comprise the investor Director and the non-executive Chairman. The Company will pay all costs of road fund license, insurance premiums and running expenses in respect of the motor car including fuel, oil, maintenance and repairs.

9.2	The Executive will be permitted reasonable use of the motor car for his own private purposes (including use on holidays).

9.3	The Executive will take good care of the motor car and procure that the provisions and conditions of any policy of insurance relating to it are observed in all respects and will at all times conform with all regulations which may from time to time be imposed by the Company in regard to motor cars provided by the Company for use by its officers or employees.

9.4	On the termination of his employment under this Agreement for any reason the Executive will immediately return the motor car, its keys and all documents relating to it to the Company at its principal place of business or as otherwise directed by the Company.

10.	PENSION AND OTHER BENEFITS

10.1	The Executive will be entitled to continue to be a member of the Bemrose Corporation Pension Scheme (“the Scheme”) subject to the rules of the Scheme from time to time in effect. There is a contracting out certificate in force in respect of the Executive’s employment

10.2	During his employment the Executive will be entitled to participate at the Company’s expense in the Company’s:

10.2.1 life insurance scheme;

10.2.2 private medical expenses insurance scheme for the benefit of the Executive and his wife and all children in full time education under the age of 21; and

10.2.3 permanent health insurance scheme (the “PHI Scheme”),

subject to the rules of the said schemes from time to time (and any replacement schemes provided by the Company) and subject to the Executive (and where appropriate his wife and children) being eligible to participate in or benefit from such schemes pursuant to their rules.

10.3	During his employment the Executive will be entitled:

10.3.1 to a fully expensed mobile telephone; and

10.3.2 to payment by the Company of all home telephone bills.

10.4	The Company reserves the right to withdraw or terminate the schemes referred to above or to amend them at any time without compensation.

11.	HOLIDAYS

11.1	In addition to normal public holidays the Executive will be entitled to 26 working days’ paid holiday in each holiday year, pro-rated in relation to the period from the Commencement Date until 31 December 2000, such holiday to be taken at such time or times as may be approved by the Board.

11.2	For the purposes of this clause 11 “holiday year” means the period from January to December in each year. The Executive may carry forward to the following holiday year up to 5 days’ unused holiday entitlement but he must take any holiday which is carried forward before the end of February in that year.

11.3	The Executive’s entitlement to paid holiday in the holiday year in which his employment terminates will be 2.167 days for each completed calendar month in that year rounded up to the nearest half day provided that no such entitlement to paid holiday will arise if the Executive terminates his employment without the Company’s consent before the expiry of notice given by him pursuant to clause 3.1 or without giving notice or if the Company terminates the Executive’s employment pursuant to clause 16.

11.4	Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro-rata basis.

12.	OUTSIDE INTERESTS

The Executive will not during his employment (except with the Board’s written permission) whether alone or on behalf of or in association with any other person be directly or indirectly engaged, concerned or interested in any capacity in any other trade, business or occupation other than the business of the Company or any Group Company provided the Executive will not be precluded from being interested for investment purposes only as a beneficial owner of any shares representing up to three per cent. of the total issued share capital in any company whose shares are listed or dealt in on any recognized investment exchange (within the meaning of section 207 of the Financial Services Act 1986).

13.	CONFIDENTIALITY

The Executive will not either during his employment or after it terminates without time limit for any reason and in any manner use or divulge to any person, company or other organisation (except to officials of any Group Company who are entitled to know) any trade secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or their suppliers, customers, management or shareholders. This restriction does not apply to any information which is or becomes in the public domain otherwise than through the Executive’s unauthorised disclosure.

14.	RESTRICTIVE COVENANTS

14.1	The Executive will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

14.1.1 within the Restricted Territory for a period of twelve months from the Termination Date be engaged, concerned or interested in, or provide technical, commercial ‘or professional advice to, any other business which supplies Relevant Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent the Executive from holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than 3% of the votes which could be cast at a general meeting of such company;

14.1.2 within the Restricted Territory for a period of twelve months from the Termination Date be engaged, concerned or interested in any business which at any time during the Relevant Period has supplied Relevant Products or Services to the Company or any Relevant Group Company or is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company if such engagement, concern or interest causes or would cause the supplier to cease or materially reduce its supplies to the Company (or any Relevant Group Company as the case may be) or the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company;

14.1.3 for a period of twelve months from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so;

14.1.4 for a period of twelve months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so;

14.1.5 for a period of twelve months from the Termination date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company;

14.1.6    use in connection with any business any name which includes the name of any Group Company or any colourable imitation of it.

14.2	Whilst the restrictions in this clause 14 (on which the Executive has had an opportunity to take independent advice as the Executive hereby acknowledges) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 14 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 14.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

14.3	The parties agree that the periods referred to in clauses 14.1.1, 14.1.2, 14.1.3, 14.1.4 and 14.1.5 above will be reduced by one day for every day during which at the Company’s direction and pursuant to clause 16.2 below the Executive has been excluded from the Company’s premises and/or has not carried out any duties or has carried out duties other than his normal duties.

14.4	If the Executive breaches any of the provisions in this clause 14 the Company will be entitled by written notice to the Executive to extend the period during which the provisions of this clause 14 which have been. breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Executive hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel the Executive to comply with the provisions of this clause 14 and/or damages, as the case may be.

14.5	For the purposes of this clause 14 “the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies.

14.6	If the Executive applies for or is offered a new employment appointment or engagement before entering into any related contract the Executive will bring the terms of this clause 14 and clauses 3,4,13 and 15.2 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

15.	INCAPACITY

15.1	If the Executive is absent from his duties as a result of illness or injury he will notify the Company Secretary as soon as possible and complete any self-certification forms required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company medical certificates for the duration of the absence.

15.2	Subject as follows and provided he complies with the Company’s notification and certification procedures if the Executive is absent from his duties as a result of illness or injury he will be entitled to receive his full salary for a maximum period (in total) of 26 weeks in any period of 12 months.

15.3

The remuneration paid under clause 15.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered). For the avoidance of doubt the Executive’s right to receive sick pay from the Company pursuant to clause 15.2 and subject to clause 16.1.7 any right or prospective right to receive any benefits under the pm Scheme will not prejudice or limit in any way the Company’s right to terminate the Executive’s. employment pursuant to this Agreement.

15.4	Whether or not the Executive is absent by reason of sickness, injury or other incapacity he will at the request of the Board agree to have a medical examination by a doctor appointed and paid for by the Company and the Executive authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any examination from time to time required by the Board.

16.	TERMINATION

16.1	The Company may terminate the Executive’s employment immediately by summary notice in writing if he:

16.1.1    commits, repeats or continues any serious breach of this Agreement; or

16.1.2    is guilty of serious misconduct or gross incompetence; or

16.1.3    adversely prejudices or does or fails to do anything which in the reasonable opinion of the Board is likely to prejudice adversely the interests or reputation of the Company or any Group Company; or

16.1.4    is convicted of any criminal offence (other than an offence which does not in the opinion of the Board affect his employment); or

16.1.5    becomes bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditors generally; or

16.1.6    becomes of unsound mind; or

16.1.7    becomes incapacitated by illness, injury or otherwise from performing his duties for a period exceeding (in total) 26 weeks in any period of 12 months unless and for such period as the Executive is eligible to receive benefits under the PHI Scheme at no cost to the Company (including, without limitation, any cost of a premium for the pm Scheme, income tax and national insurance contributions), such decision to be taken at and remain subject to the discretion of the Board and not to be taken without the consent of the Investor Director; or

16.1.8    becomes prohibited by law from being a director of a company.

16.2	After notice of termination has been given by either party under clause 3.1 or if the Executive seeks or indicates an intention to resign from his employment without notice, provided that the Executive continues to be paid and to enjoy his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board has absolute discretion for all or part of the notice period under clause 3.1 to exclude the Executive from the premises of the Company; and/or require him to carry out specified duties for the Company other than those referred to in clause 4 or to carry out no duties; and/or to instruct him not to communicate with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment has terminated.

16.3	On commencement of any period of exclusion pursuant to clause 16.2 the Executive will deliver up the Company in accordance with clause 18 all property belonging to the Company or any Group Company. During any such exclusion period holiday entitlement will not accrue. Any untaken holiday entitlement accrued up to the beginning of the exclusion period should be taken during that period. The Executive will agree holiday days in advance with the Board.

17.	DEDUCTIONS

The Executive authorises the Company to deduct from his remuneration on termination of employment (including salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by him to the Company or any Group Company.

18.	DOCUMENTS AND COMPANY PROPERTY

On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company originals and copies of all documents, accounts, computer disks and printouts and all other property in his possession or control which belong or relate in any way to the business of the Company or any Group Company.

19.	RESIGNATION AS DIRECTOR

The Executive will on the termination of his employment for any reason at the request of the Board immediately resign without claim for compensation as a director or other officer and as a trustee of the Company and all Group Companies.

20.	DISCIPLINARY AND GRIEVANCE PROCEDURES

The Company does not have a formal disciplinary procedure which is applicable to the Executive. If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to the Chairman of the Board whose decision shall be final.

21.	NOTICES

Notices to be given under this Agreement by the Executive to the Company should be left at its registered office or sent by first class post and notices given by the Company to the Executive should be handed to him personally or sent by first class post or sent by facsimile transmission addressed to his usual or last known place of residence.

22.	LAW AND JURISDICTION

This Agreement will be governed by and interpreted in accordance with the law of England and Wales. The parties submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

THIS DOCUMENT is executed as a deed and delivered by the Executive on the date stated at the beginning of this Deed.

SIGNED by

/s/    Mark Smith

duly authorised to sign for and on behalf

of INHOCO 2059 LIMITED in the presence of:

/s/    J. Day

Witness signature:

Name: J Day

Address: Gugrsheds, Leeds

Occupation: Solicitor

SIGNED by GRAHAM BENNINGTON    )

in the presence of:                                       )

Witness signature:    /s/    Robert Riley

Name: Robert Riley

Address: Booth & Co.

Occupation: Solicitor